UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 18, 2016

(Exact name of registrant as specified in charter)

Wyoming	000-08447	83-0219465
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Campus View Blvd., Ste. 200, Columbus, Ohio	43235
Address of Principal Executive Offices	(Zip Code)

Registrant's telephone number, including area code:   (614) 985-3648

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K and unless otherwise indicated, the terms “the Company,” “Omega,” “we,” “us” and “our” refer to Omega Commercial Finance Corporation and its subsidiaries.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 18, 2016, our board of directors elected Timothy R. Fussell, Ph.D. as Omega’s Executive Vice President of Corporate Business Affairs,  In such capacity, Dr. Fussell will use his more than three decades of experience in financial planning and business development to assist us, among other matters, in identifying and securing (i) business opportunities with respect to loan generation, including in the life insurance premium market; (ii) sources of working capital; (iii) prospective acquisition candidates.

Dr. Fussell, 52 has over thirty years’ experience as a financial strategist, working with both individuals and entities in the financial planning, capital raising and merger and acquisition spheres.  In 2012, Dr. Fussell founded Partners South Estate Planning, Inc., a Florida-based financial and estate planning firm and has served as its President since that time, building it into a nationally recognized firm in its field.  Since 2006, Dr. Fussell has also served as President of Fussell Insurance and Benefits, LLC, a Florida licensed insurance brokerage which he founded as an adjunct to his financial planning business.  For over 20 years prior thereto, Dr. Fussell was a principal of T.R. Fussell, Inc., a North-Carolina-based financial and estate planning firm.

The Company’s board of directors has approved compensating Dr. Fussell on a performance-based basis, based on loan originations and other business generated, as well as his securing, structuring and negotiating merger and acquisition and corporate finance transactions.  Except for the foregoing, there are no agreements or arrangements between Omega and Dr. Fussell or any of his affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEGA COMMERCIAL FINANCE CORPORATION

Date: August 1, 2016	By:	/s/ Todd C. Buxton
Todd C. Buxton, Chief Executive Officer